                                                                      EXHIBIT 11

                         UNITED HEALTHCARE CORPORATION
             STATEMENT RE COMPUTATION OF PER COMMON SHARE EARNINGS

                                                             Year Ended December 31,
                                                      --------------------------------------
                                                        1995           1994           1993
                                                        ----           ----           ----
                                                      (in thousands, except per share data)
PRIMARY:
- --------
NET EARNINGS BEFORE EXTRAORDINARY GAIN                $285,964(1)   $  288,139(2)   $212,078
EXTRAORDINARY GAIN ON SALE OF SUBSIDIARY                    --       1,377,075            --
LESS CONVERTIBLE PREFERRED STOCK DIVIDENDS               7,188              --            --
                                                      --------------------------------------
NET EARNINGS APPLICABLE TO COMMON
 SHAREHOLDERS                                         $278,776      $1,665,214      $212,078
                                                      ======================================
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING
 Weighted average number of common shares
  outstanding                                          173,587         170,711       166,927
 Additional equivalent shares issuable from assumed
  exercise of stock options                              3,856           4,498         4,812
                                                      --------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                                    177,443         175,209       171,739
                                                      ======================================
NET EARNINGS PER COMMON SHARE BEFORE
 EXTRAORDINARY GAIN                                      $1.57(1)        $1.64(2)      $1.23
EXTRAORDINARY GAIN PER COMMON SHARE                         --            7.86            --
                                                      --------------------------------------
NET EARNINGS PER COMMON SHARE                            $1.57           $9.50         $1.23
                                                      ======================================

FULLY DILUTED:
- --------------
NET EARNINGS BEFORE EXTRAORDINARY GAIN                $285,964      $  288,139      $212,078
EXTRAORDINARY GAIN ON SALE OF SUBSIDIARY                    --       1,377,075            --
                                                      --------------------------------------
NET EARNINGS APPLICABLE TO COMMON
 SHAREHOLDERS                                         $285,964      $1,665,214      $212,078
                                                      ======================================
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING
 Weighted average number of common shares
  outstanding                                          173,587         170,711       166,927
 Additional equivalent shares issuable from assumed
  exercise of stock options                              5,132           4,506         4,812
Assumed conversion of convertible preferred stock        2,547              --            --
                                                      --------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                                    181,266         175,217       171,739
                                                      ======================================
NET EARNINGS PER COMMON SHARE BEFORE
 EXTRAORDINARY GAIN                                      $1.58           $1.64         $1.23
EXTRAORDINARY GAIN PER COMMON SHARE                         --            7.86            --
                                                      --------------------------------------
NET EARNINGS PER COMMON SHARE                            $1.58(3)        $9.50(4)      $1.23(4)
                                                      ======================================

(1) Excluding fourth quarter restructuring charges of $153.8 million ($96.9 million after tax, or $0.55 per common share) associated with the MetraHealth Companies, Inc. acquisition, 1995 net earnings would have $382.9 million, or $2.12 per common share.

(2) Excluding merger costs of $35.9 million ($22.3 million after income taxes, or $0.13 per common share) incurred in connection with the Company's May 1994 acquisitions of Complete Health Services, Inc. and Ramsay-HMO, Inc., 1994 net earnings before extraordinary gain would have been $310.4 million, or $1.77 per common share.

(3) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.